EXHIBIT 99.1

Worthington Reports Third Quarter Fiscal 2018 Results

COLUMBUS, Ohio, March 29, 2018 (GLOBE NEWSWIRE) -- Worthington Industries, Inc. (NYSE:WOR) today reported net sales of $841.7 million and net earnings of $79.1 million, or $1.27 per diluted share, for its fiscal 2018 third quarter ended February 28, 2018.  Net earnings in the quarter included a tax benefit of $0.66 per diluted share related to the impact of discrete items and a lower statutory income tax rate resulting from the Tax Cuts and Jobs Act, which was enacted into federal law on December 22, 2017.  In the third quarter of fiscal 2017, the Company reported net sales of $703.4 million and net earnings of $35.9 million, or $0.55 per diluted share.  Net earnings in the third quarter of fiscal 2017 included pre-tax restructuring charges totaling $1.4 million, which reduced earnings per diluted share by $0.01.

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share amounts)

	3Q 2018	2Q 2018	3Q 2017	9M 2018	9M 2017
Net sales	$841.7	$871.3	$703.4	$2,561.2	$2,168.8
Operating income	42.8	52.1	34.3	137.0	142.3
Equity income	19.8	16.4	22.7	63.5	84.4
Net earnings	79.1	39.4	35.9	164.0	148.0
Earnings per diluted share	$1.27	$0.62	$0.55	$2.58	$2.29

“I am pleased with our solid results from our third quarter performance with year-over-year growth,” said John McConnell, Chairman and CEO. “Both our Steel Processing and Pressure Cylinders segments had good quarters with agriculture and heavy truck markets leading demand in steel, while cylinders saw strength in the consumer and industrial businesses.”

Consolidated Quarterly Results

Net sales for the third quarter of fiscal 2018 were $841.7 million, up 20% over the comparable quarter in the prior year, when net sales were $703.4 million. The increase was driven by contributions from the June 2, 2017 acquisition of Amtrol, higher average direct selling prices in Steel Processing, and higher overall volume in Pressure Cylinders businesses.

Gross margin increased $16.1 million over the prior year quarter to $127.1 million.  The increase was driven by contributions from Amtrol and improvements in the industrial and consumer products businesses within Pressure Cylinders.

Operating income for the current quarter was $42.8 million, an increase of $8.4 million over the prior year quarter.  The impact of higher gross margin was partially offset by higher SG&A expense, up $9.0 million, due primarily to the Amtrol acquisition.

Interest expense was $9.8 million for the current quarter, compared to $7.7 million in the prior year quarter.  The increase was due primarily to the July 28, 2017 issuance of $200.0 million of senior unsecured notes due August 1, 2032.

Equity income from unconsolidated joint ventures decreased $2.9 million from the prior year quarter to $19.8 million on lower contributions from WAVE and ClarkDietrich.  WAVE’s contribution to equity income was lower due to an increase in allocated costs resulting from a new cost-sharing agreement between the joint venture and its partners and lower volume. The Company’s portion of the increase in allocated costs for the current quarter was approximately $1.3 million, but this increased run rate is expected to decline 30% once the sale of the international business closes later in calendar 2018. ClarkDietrich’s contribution to equity income was $1.3 million lower than the prior year quarter as higher steel prices compressed margins. The Company received cash distributions of $22.6 million from unconsolidated joint ventures during the quarter for a total of $61.6 million for fiscal 2018, a cash conversion rate of 97% on equity income.

Income tax benefit was $24.0 million in the current quarter compared to expense of $11.1 million in the prior year quarter.  The change was due primarily to the impact of the recently enacted Tax Cuts and Jobs Act, which resulted in a net discrete tax benefit of $33.9 million.  The impact of the lower federal statutory income tax rate on current year earnings was $7.3 million. Tax expense in the current quarter reflects an estimated annual effective rate of 10.3% compared to 27.2% for the prior year quarter.

Balance Sheet

At quarter-end, total debt was $782.3 million, up $1.6 million from November 30, 2017.  The Company had $147.4 million of cash at quarter-end.

Quarterly Segment Results

Steel Processing’s net sales totaled $518.1 million, up 8%, or $39.9 million, over the comparable prior year quarter driven by higher average direct selling prices, partially offset by lower tolling volumes at certain consolidated joint ventures.  Operating income of $31.1 million was $5.1 million higher than the prior year quarter due to lower allocated corporate costs and a nominal increase in the spread between average selling prices and material cost. The mix of direct versus toll tons processed was 57% to 43% in the current quarter, compared to 52% to 48% in the prior year quarter.

Pressure Cylinders’ net sales totaled $295.5 million, up 49%, or $97.1 million, over the comparable prior year quarter due to contributions from the Amtrol acquisition and higher volumes across the businesses.  Operating income of $17.5 million was $7.4 million higher than the prior year quarter driven primarily by contributions from the Amtrol acquisition.  Improvements in the industrial and consumer products businesses were largely offset by a decline in the oil & gas equipment business.

Engineered Cabs’ net sales totaled $27.1 million, up $3.5 million, or 15%, over the prior year quarter on higher volume.  The operating loss of $4.1 million was $2.1 million higher than the prior year quarter due to higher manufacturing costs.

The “Other” category includes the energy innovations business, as well as non-allocated corporate expenses.  Net sales in the “Other” category were $1.0 million, a decrease of $2.3 million from the prior year quarter on lower sales in the energy innovations business.  The operating loss of $1.8 million represents unallocated corporate expenses.

Recent Business Developments

  During the quarter, the Company repurchased a total of 1,000,000 common shares for $47.4 million at an average price of $47.42.

  On January 16, 2018, the Company amended its existing accounts receivable securitization facility, reducing the borrowing capacity from $100 million to $50 million and extending the maturity to January 2019.

  On February 16, 2018, the Company amended its existing five-year, revolving credit facility, extending the maturity by three years to February 2023.  Borrowing capacity remained unchanged at $500 million.

Outlook

"The integration of our largest acquisition, Amtrol, continues to go well and we expect that in the fourth quarter demand will remain steady in most of the markets we serve," McConnell added.

Conference Call

Worthington will review fiscal 2018 third quarter results during its quarterly conference call on March 29, 2018 at 2:30 p.m., Eastern Time.  Details regarding the conference call can be found on the Company website at www.WorthingtonIndustries.com.

About Worthington Industries

Worthington Industries is a leading global diversified metals manufacturing company with 2017 fiscal year sales of $3.0 billion.  Headquartered in Columbus, Ohio, Worthington is North America’s premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for propane, refrigerant and industrial gasses and cryogenic applications, water well tanks for commercial and residential uses, CNG and LNG storage, transportation and alternative fuel tanks, oil & gas equipment, and consumer products for camping, grilling, hand torch solutions and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions; automotive tooling and stampings; and steel framing for commercial construction. Worthington employs approximately 12,000 people and operates 86 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as the basis for an unwavering commitment to the customer, supplier, and shareholder, and as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to outlook, strategy or business plans; future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; expected benefits from Transformation and innovation efforts and the ability to improve performance and competitive position at our operations; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential; the ability to successfully integrate AMTROL and the expected benefits, costs and results from the acquisition of AMTROL; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the successful sale of the WAVE international business; projected capacity and the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; the expected impact of the provisions of the Tax Cuts and Jobs Act of 2017 (the “TCJA”) on the Company; effects of judicial rulings; and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and global economic conditions generally and within major product markets, including a recurrent slowing economy; the effect of conditions in national and worldwide financial markets; the impact of changes in trade regulations – including the imposition of new tariffs on imported products, the adoption or trade restrictions affecting the Company’s products or suppliers and a United States withdrawal from or significant renegotiation of existing trade agreements such as the North America Free Trade Agreement – or the occurrence of trade wars; lower oil prices as a factor in demand for products; product demand and pricing; changes in product mix, product substitution and market acceptance of our products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction, oil and gas, and other industries in which we participate; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom we do business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from Transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industries as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, civil unrest, international conflicts, terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exchange rate exposure and the acceptance of our products in global markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by us in the application of our significant accounting policies; level of imports and import prices in our markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of healthcare laws in the United States and potential changes for such laws which may increase our healthcare and other costs and negatively impact our operations and financial results; the actual impact of the Company’s business of the TCJA differing materially from the Company’s estimates; cyber security risks; the effects of changing privacy and information security laws and standards; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended May 31, 2017.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2018	2017	2018	2017
Net sales	$841,657	$703,436	$2,561,160	$2,168,765
Cost of goods sold	714,603	592,446	2,161,249	1,787,690
Gross margin	127,054	110,990	399,911	381,075
Selling, general and administrative expense	84,294	75,276	261,968	232,819
Impairment of goodwill and long-lived assets	-	-	8,289	-
Restructuring and other expense (income), net	(3)	1,394	(7,393)	5,994
Operating income	42,763	34,320	137,047	142,262
Other income (expense):
Miscellaneous income, net	1,500	749	3,169	2,484
Interest expense	(9,775)	(7,674)	(28,620)	(23,202)
Equity in net income of unconsolidated affiliates	19,770	22,697	63,521	84,365
Earnings before income taxes	54,258	50,092	175,117	205,909
Income tax expense (benefit)	(24,039)	11,141	7,124	48,555
Net earnings	78,297	38,951	167,993	157,354
Net earnings (loss) attributable to noncontrolling interests	(791)	3,062	3,968	9,333
Net earnings attributable to controlling interest	$79,088	$35,889	$164,025	$148,021

Basic
Average common shares outstanding	60,383	62,750	61,451	62,325
Earnings per share attributable to controlling interest	$1.31	$0.57	$2.67	$2.37

Diluted
Average common shares outstanding	62,345	64,977	63,507	64,758
Earnings per share attributable to controlling interest	$1.27	$0.55	$2.58	$2.29

Common shares outstanding at end of period	59,802	62,776	59,802	62,776

Cash dividends declared per share	$0.21	$0.20	$0.63	$0.60

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	February 28,	May 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$147,424	$278,081
Receivables, less allowances of $3,262 and $3,444 at February 28, 2018
and May 31, 2017, respectively	507,968	486,730
Inventories:
Raw materials	217,016	185,001
Work in process	123,693	95,630
Finished products	90,697	73,303
Total inventories	431,406	353,934
Income taxes receivable	9,711	7,164
Assets held for sale	3,740	9,654
Prepaid expenses and other current assets	58,393	55,406
Total current assets	1,158,642	1,190,969
Investments in unconsolidated affiliates	212,131	208,591
Goodwill	352,596	247,673
Other intangible assets, net of accumulated amortization of $76,602 and
$63,134 at February 28, 2018 and May 31, 2017, respectively	236,197	82,781
Other assets	29,971	24,841
Property, plant and equipment:
Land	27,551	22,077
Buildings and improvements	312,267	297,951
Machinery and equipment	1,056,111	961,542
Construction in progress	32,731	27,616
Total property, plant and equipment	1,428,660	1,309,186
Less: accumulated depreciation	803,461	738,697
Total property, plant and equipment, net	625,199	570,489
Total assets	$2,614,736	$2,325,344

Liabilities and equity
Current liabilities:
Accounts payable	$403,990	$368,071
Short-term borrowings	403	123
Accrued compensation, contributions to employee benefit plans and
related taxes	70,669	86,201
Dividends payable	13,777	13,698
Other accrued items	60,864	41,551
Income taxes payable	801	4,448
Current maturities of long-term debt	13,735	6,691
Total current liabilities	564,239	520,783
Other liabilities	70,807	61,498
Distributions in excess of investment in unconsolidated affiliate	59,563	63,038
Long-term debt	768,128	571,796
Deferred income taxes, net	78,012	34,300
Total liabilities	1,540,749	1,251,415
Shareholders' equity - controlling interest	951,171	951,635
Noncontrolling interests	122,816	122,294
Total equity	1,073,987	1,073,929
Total liabilities and equity	$2,614,736	$2,325,344

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2018	2017	2018	2017
Operating activities:
Net earnings	$78,297	$38,951	$167,993	$157,354
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	25,338	21,677	76,986	65,154
Impairment of goodwill and long-lived assets	-	-	8,289	-
Provision for (benefit from) deferred income taxes	(27,373)	7,609	(20,022)	9,946
Bad debt (income) expense	17	(41)	(4)	110
Equity in net income of unconsolidated affiliates, net of distributions	2,835	(1,256)	(1,968)	(182)
Net (gain) loss on assets	(1,437)	1,875	(10,692)	3,358
Stock-based compensation	2,882	4,304	10,076	11,264
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	4,071	(44,719)	20,652	(34,920)
Inventories	(15,398)	(2,346)	(40,223)	(20,869)
Prepaid expenses and other current assets	(4,914)	(13,379)	(149)	(7,954)
Other assets	(2,069)	(423)	(3,045)	1,987
Accounts payable and accrued expenses	35,564	89,736	(12,804)	66,849
Other liabilities	2,107	718	7,568	2,813
Net cash provided by operating activities	99,920	102,706	202,657	254,910

Investing activities:
Investment in property, plant and equipment	(13,628)	(21,128)	(55,319)	(52,174)
Acquisitions, net of cash acquired	-	-	(285,028)	-
Proceeds from sale of assets	3	2	16,742	958
Net cash used by investing activities	(13,625)	(21,126)	(323,605)	(51,216)

Financing activities:
Net repayments of short-term borrowings, net of issuance costs	(1,108)	(330)	(508)	(2,484)
Proceeds from long-term debt, net of issuance costs	-	-	197,685	-
Principal payments on long-term debt	(374)	(218)	(813)	(655)
Proceeds from issuance of common shares, net of tax withholdings	581	(12,197)	(3,415)	(9,225)
Payments to noncontrolling interests	-	(3,360)	(3,916)	(10,141)
Repurchase of common shares	(47,418)	-	(159,942)	-
Dividends paid	(12,766)	(13,374)	(38,800)	(38,096)
Net cash used by financing activities	(61,085)	(29,479)	(9,709)	(60,601)

Increase (decrease) in cash and cash equivalents	25,210	52,101	(130,657)	143,093
Cash and cash equivalents at beginning of period	122,214	175,180	278,081	84,188
Cash and cash equivalents at end of period	$147,424	$227,281	$147,424	$227,281

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended February 28,		Nine Months Ended February 28,
	2018	2017	2018	2017
Volume:
Steel Processing (tons)	890,206	943,821	2,780,497	2,995,466
Pressure Cylinders (units)	21,939,979	17,841,950	65,703,078	53,066,276

Net sales:
Steel Processing	$518,113	$478,174	$1,599,994	$1,492,654
Pressure Cylinders	295,506	198,433	866,179	598,303
Engineered Cabs	27,055	23,547	89,405	71,591
Other	983	3,282	5,582	6,217
Total net sales	$841,657	$703,436	$2,561,160	$2,168,765

Material cost:
Steel Processing	$365,349	$324,282	$1,124,897	$975,985
Pressure Cylinders	132,840	83,826	383,452	243,056
Engineered Cabs	12,979	10,769	42,130	32,189

Selling, general and administrative expense:
Steel Processing	$30,933	$34,422	$101,004	$107,110
Pressure Cylinders	46,531	35,185	138,311	107,705
Engineered Cabs	4,453	3,582	12,955	11,202
Other	2,377	2,087	9,698	6,802
Total selling, general and administrative expense	$84,294	$75,276	$261,968	$232,819

Operating income (loss):
Steel Processing	$31,125	$26,026	$105,127	$116,256
Pressure Cylinders	17,530	10,071	52,663	35,480
Engineered Cabs	(4,083)	(2,001)	(6,031)	(7,225)
Other	(1,809)	224	(14,712)	(2,249)
Total operating income	$42,763	$34,320	$137,047	$142,262

Equity income (loss) by unconsolidated affiliate:
WAVE	$16,501	$18,412	$52,458	$57,878
ClarkDietrich	1,495	2,753	2,576	15,682
Serviacero	1,279	481	5,767	4,472
ArtiFlex	617	1,068	2,965	6,095
Other	(122)	(17)	(245)	238
Total equity income	$19,770	$22,697	$63,521	$84,365

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

The following provides detail of Pressure Cylinders volume and net sales by principal class of products.

	Three Months Ended February 28,		Nine Months Ended February 28,
	2018	2017	2018	2017
Volume (units):
Consumer products	17,684,889	15,158,515	53,537,812	45,636,187
Industrial products	4,137,687	2,582,445	11,821,806	7,057,657
Alternative fuels	116,823	100,509	341,458	370,761
Oil & gas equipment	580	481	2,002	1,671
Total Pressure Cylinders	21,939,979	17,841,950	65,703,078	53,066,276

Net sales:
Consumer products	$114,170	$75,680	$346,088	$232,612
Industrial products	130,591	84,431	370,025	242,788
Alternative fuels	27,743	22,971	77,409	81,903
Oil & gas equipment	23,002	15,351	72,657	41,000
Total Pressure Cylinders	$295,506	$198,433	$866,179	$598,303

The following provides detail of impairment of goodwill and long-lived assets and restructuring and other expense (income), net included in operating income by segment.

	Three Months Ended February 28,		Nine Months Ended February 28,
	2018	2017	2018	2017
Impairment of goodwill and long-lived assets:
Steel Processing	$-	$-	$-	$-
Pressure Cylinders	-	-	964	-
Engineered Cabs	-	-	-	-
Other	-	-	7,325	-
Total impairment of goodwill and long-lived assets	$-	$-	$8,289	$-

Restructuring and other expense (income), net:
Steel Processing	$(3)	$212	$(10,059)	$1,496
Pressure Cylinders	-	1,056	2,365	3,165
Engineered Cabs	-	169	(78)	1,379
Other	-	(43)	379	(46)
Total restructuring and other expense (income), net	$(3)	$1,394	$(7,393)	$5,994

Contacts:
CATHY M. LYTTLE
VP, CORPORATE COMMUNICATIONS
AND INVESTOR RELATIONS
614.438.3077 | cathy.lyttle@WorthingtonIndustries.com

SONYA L. HIGGINBOTHAM
DIRECTOR, CORPORATE COMMUNICATIONS
614.438.7391 | sonya.higginbotham@worthingtonindustries.com

200 Old Wilson Bridge Rd. | Columbus, Ohio 43085
WorthingtonIndustries.com